UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2010
Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

One Technology Way, Norwood, MA	02062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 329-4700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer
Amended and Restated Employment Agreement
On January 14, 2010, Analog Devices, Inc. (“Analog”) and Jerald G. Fishman entered into an Amended and Restated Employment Agreement which amends Mr. Fishman’s current Employment Agreement dated November 14, 2005 (the “2005 Employment Agreement”) and extends the period of Mr. Fishman’s employment to the end of fiscal 2012 (the “Employment Period”).
Pursuant to the amended Employment Agreement, Mr. Fishman’s base salary of $930,935 and his annual bonus target percentage under the Analog executive bonus plan of 160% of his annual base salary remain unchanged from the 2005 Employment Agreement. Analog’s executive bonus plan for each fiscal year is subject to the approval of the Compensation Committee. The specific metrics applicable to the calculation of Mr. Fishman’s annual bonus are established by the Compensation Committee, in its sole discretion, and may vary from year to year. In addition to his base salary and annual bonus, Mr. Fishman continues to be eligible to receive an additional annual bonus consistent with his current agreement.
Under the amended Employment Agreement, Analog has granted Mr. Fishman an award of 160,000 restricted stock units (RSUs) pursuant to Analog’s 2006 Stock Incentive Plan. These RSUs vest in a single installment on the earlier of January 15, 2013 or a change in control of Analog, except as provided below. Mr. Fishman did not receive any equity awards in 2008 or 2009, and Analog expects this equity grant will be the only equity award made to Mr. Fishman during the remaining three years of the amended Employment Agreement.
Pursuant to the existing terms of the Executive Retention Agreement dated October 23, 2007 between Analog and Mr. Fishman (the “2007 Retention Agreement”), if Mr. Fishman is still employed by Analog on November 14, 2010 (or earlier under certain circumstances), Mr. Fishman’s account in Analog’s Deferred Compensation Plan (the “DCP”) will be credited with an amount equal to the aggregate retention bonuses earned by him under such Agreement. This compensation is not payable to Mr. Fishman until the later of six months after termination of employment or the first day of the fiscal year after termination of employment. Because Mr. Fishman’s Employment Period has been extended, Mr. Fishman’s access to these amounts will continue to be deferred beyond the originally planned payment date. Accordingly, the amended Employment Agreement provides that after November 14, 2010, Analog will credit to Mr. Fishman’s DCP account as additional earnings thereon the difference, if any, between (a) the amount actually earned on Mr. Fishman’s DCP account allocated to a money market account and (b) the amount that would have been earned thereon at the mid-term applicable federal rate in effect at the beginning of the applicable year. The mid-term applicable federal rate is currently 2.45%. Commencing with fiscal 2011, Mr. Fishman’s additional annual bonus will no longer be deferred but will instead be paid to Mr. Fishman semi-annually, consistent with Analog’s bonus plan for all employees.
If, prior to the end of the Employment Period, Mr. Fishman’s employment with Analog is terminated by Analog without “Cause” (as defined in the amended Employment Agreement) or by Mr. Fishman for “Good Reason” (as defined in the amended Employment Agreement), then Mr. Fishman shall receive:
•	his accrued but unpaid base salary and vacation pay; his actual annual bonus and additional bonus for the quarter in which the termination occurs; the amount of base salary and annual bonus he would have received (at target) over the remaining balance of the Employment Period; and a severance payment equal to the amount of his annual base salary and target annual bonus; and
•	acceleration of all outstanding equity awards.

For up to 12 months following termination of Mr. Fishman’s employment under certain circumstances, at the request of Analog, Mr. Fishman shall, for no additional consideration, perform up to two days of consulting services per week. Also, Mr. Fishman will not compete with Analog during the employment period and for two years following termination of employment.
In connection with the amended Employment Agreement, Analog and Mr. Fishman amended the 2007 Retention Agreement to eliminate the provision under which Analog had previously agreed to indemnify Mr. Fishman for any excess parachute payment tax payable in connection with a change in control of Analog.
The foregoing descriptions of the Amended and Restated Employment Agreement and the Amendment to the 2007 Retention Agreement do not purport to be complete and are qualified in their entirety by reference to the Amendment to Long-Term Retention Agreement and Amended and Restated Employment Agreement incorporated by reference in this Report, and filed as Exhibit 10.1 and Exhibit 10.2, respectively, of this Report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Amendment to Long-Term Retention Agreement between Analog Devices, Inc. and Jerald G. Fishman, dated January 14, 2010

10.2	Amended and Restated Employment Agreement between Analog Devices, Inc. and Jerald G. Fishman, dated January 14, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2010	ANALOG DEVICES, INC.
	By:	/s/ Margaret K. Seif
Margaret K. Seif
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Long-Term Retention Agreement between Analog Devices, Inc. and Jerald G. Fishman, dated January 14, 2010

10.2	Amended and Restated Employment Agreement between Analog Devices, Inc. and Jerald G. Fishman, dated January 14, 2010